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Exhibit 5

[LETTERHEAD OF DAVIS WRIGHT TREMAINE LLP]

November    , 2003

Board of Directors
PremierWest Bancorp
503 Airport Road
Medford, Oregon 97504

  Re:
  Merger with Mid Valley Bank

Ladies and Gentlemen:

        This firm has acted as counsel to PremierWest Bancorp (the "Company") in connection with a proposed merger (the "Merger") in which Mid Valley Bank would be merged with and into PremierWest Bank, a wholly-owned subsidiary of the Company, pursuant to an Agreement of Merger dated September 15, 2003, and an accompanying Plan of Merger (together, the "Plan"), and in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-4 (the "Registration Statement") covering the shares of Company common stock (the "Shares") to be issued to shareholders of Mid Valley Bank in the Merger in exchange for shares of Mid Valley Bank common stock. Capitalized terms not otherwise specifically defined herein have the meanings given them in the Plan.

        In our capacity as such counsel, we have examined and relied upon the originals or copies certified or otherwise identified to our satisfaction, of the Registration Statement, the Plan, copies of the Articles of Incorporation, Bylaws, excerpts of minutes of meetings of the Board of Directors of the Company and such corporate records, documents, certificates and other agreements and instruments that we have deemed necessary or appropriate to enable us to render the opinions hereinafter expressed.

        Based upon the foregoing, and having regard for such legal consideration as we deem relevant, we are of the following opinion:

  1.
  The Shares have been duly authorized by all necessary corporate action of the Company;

  2.
  When the Registration Statement is declared effective by the Securities and Exchange Commission, the Merger is consummated, and the Company has issued the Shares in the manner provided in the Plan and as described the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

        The law covered by the opinions expressed herein is limited to the laws of the State of Oregon and the federal laws of the United States of America. This opinion letter is delivered as of its date and without any undertaking to advise you of any changes of law or fact that occur after the date of this opinion letter even though the changes may affect the legal analysis, a legal conclusion or information confirmed in this opinion letter.

        We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference to our name under the caption "Legal Matters" in the proxy statement/prospectus forming a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the General Rules and Regulations of the Securities and Exchange Commission.

Very truly yours,
Davis Wright Tremaine LLP
/s/ DAVIS WRIGHT TREMAINE LLP

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  Exhibit 5